CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Brown Capital Management Mutual Funds and to the use of our report dated May 29, 2018 on the financial statements and financial highlights of The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Brown Capital Management Mid Company Fund, and The Brown Capital Management International Small Company Fund, each a series of shares of beneficial interest in Brown Capital Management Mutual Funds. Such financial statements and financial highlights appear in the March 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 27, 2018